Exhibit 10.12
THE KEITH COMPANIES, INC.
EXECUTIVE OFFICERS’ COMPENSATION
FOR 2005
Annual Cash Compensation
      Base Compensation. Set forth below are the base salaries effective for 2005 of the Chief Executive Officer, each of the four most highly compensated executive officers in 2004, and each of our other executive officers. These salaries are reviewed by the Compensation Committee of the Board of Directors annually and are subject to increase.

			Adjusted Salary
			Effective
Name	Title	Current Salary	April 2005

Aram H. Keith(1)	Chief Executive Officer and Chairman of the Board	$500,000	$525,000

Eric C. Nielsen(2)	President and Chief Operating Officer	$353,000	$363,590

Gary C. Campanaro(3)	Chief Financial Officer and Secretary	$353,000	$363,590

Tom Braun(4)	President — Real Estate Development Services	$300,000	$309,000

Dean J. Palumbo(5)	President — Energy/Industrial Services	$250,000	$257,500

Robert J. Ohlund(6)	President — Public Works/Infrastructure Services	$200,000	$206,000

Jerald H. Evans(7)	President — Energy/Industrial Services	—	—

(1)	Mr. Keith is also entitled to receive $24,000 in automobile allowance and approximately $9,000 in membership dues paid by us.

(2)	Mr. Nielsen is also entitled to receive $18,000 in automobile allowance and approximately $1,500 in membership dues paid by us.

(3)	Mr. Campanaro is also entitled to receive $18,000 in automobile allowance and approximately $4,500 in membership dues paid by us.

(4)	Mr. Braun is also entitled to receive $18,000 in automobile allowance.

(5)	Mr. Palumbo accepted this position effective January 1, 2005 and is also entitled to receive $18,000 in automobile allowance.

(6)	Mr. Ohlund is also entitled to receive $9,000 in automobile allowance.

(7)	Mr. Evans was appointed President Emeritus of Energy/ Industrial Services effective January 1, 2005 through his retirement date of January 31, 2005.
      Discretionary Bonus Plan. Executive officers are eligible to participate in the discretionary bonus plan. Under the discretionary plan, the Compensation Committee may award annual cash bonuses to executive officers if the Company meets or exceeds a financial performance target established by the Compensation Committee with respect to any year. At its meeting on March 4, 2005, the Compensation Committee established a performance target for 2005 based on income from operations (after taking into account any amounts paid under the discretionary bonus plan for the year). Whether any bonus is awarded, and the amount of any bonus awarded, is at the discretion of the Compensation Committee once the Company has met or exceeded its financial performance target.

Long Term Incentives
      Stock Options and Restricted Stock. Executive officers, together with our other employees, are eligible to receive grants of awards under our 1994 Stock Option Plan. These awards may be in the form of stock options and/or restricted stock grants. The number of options or restricted shares granted to an executive officer is based upon a number of factors, including, but not limited to, his or her position, salary and performance, the number and/or value of his or her in-the-money outstanding unexercisable options, as well as the performance and goals of the division or function over which each executive officer has primary responsibility.
      Other Plans. Executive officers are eligible to participate in our group health, dental, life, disability, retirement and other plans on the same basis as all other employees.